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                                                              EXHIBIT h(2)(b)(3)


                 AMENDMENT NUMBER 2 TO THE AMENDED AND RESTATED
                     TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Amended and Restated Transfer Agency and Service Agreement dated July 1, 1999, as amended (the "Agreement") between AIM Advisor Funds, Inc. (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 10 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                             Per Account
         Fund Type                                          Fee Annualized
         ---------                                          --------------

         Class A, B and C
         Non-Daily Accrual Funds                              $15.20

         Class A, B and C
         Monthly Dividend and Daily Accrual Funds              16.20"


Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.   Other Fees

      IRA Annual Maintenance Fee      $10 per IRA account per year (paid by
                                      investor per tax I.D. number).

      Balance Credit                  The total fees due to the Transfer
                                      Agent from all funds affiliated with
                                      the Fund shall be reduced by an amount
                                      equal to the investment income earned
                                      by the Transfer Agent on the DDA
                                      balances of the disbursement accounts
                                      for those funds.

      Remote Services Fee             $3.60 per open account per year, payable
                                      monthly and $1.80 per closed account per year, payable monthly."

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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 1 dated July 1, 1999 is hereby terminated.

                                               AIM ADVISOR FUNDS, INC.



                                               By: /s/ ROBERT H. GRAHAM
                                                  -----------------------------
                                                  President

ATTEST:

/s/ CAROL F. RELIHAN
-----------------------------
Secretary

                                               A I M FUND SERVICES, INC.



                                               By: /s/ TONY D. GREEN
                                                  -----------------------------
                                                  President

ATTEST:

/s/ LISA A. MOSS
-----------------------------
Assistant Secretary